UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2024

ALLARITY THERAPEUTICS, INC.

(Exact name of registrant as specified in our charter)

Delaware	001-41160	87-2147982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 School Street, 2nd Floor Boston, MA	02108
(Address of principal executive offices)	(Zip Code)

(401) 426-4664

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALLR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

Novartis Termination Notice

As previously disclosed, Allarity Therapeutics Europe ApS (formerly known as Oncology Venture ApS), a company organized under the laws of Denmark, with headquarters at Venlighedsvej 1, DK-2970 Hoersholm, Denmark, and a wholly-owned subsidiary of Allarity Therapeutics, Inc., a Delaware corporation (“we,” “our,” or the “Company”) entered into that certain License Agreement dated April 6, 2018 (the “Original Agreement”) with Novartis Pharma AG, a company organized under the laws of Switzerland (“Novartis”), as amended by that certain First Amendment to License Agreement effective as of March 30, 2022 (the “First Amendment”) and that certain Second Amendment to License Agreement dated as of September 27, 2022 (the “Second Amendment” and together with the Original Agreement and the First Amendment, the “Agreement”). The Agreement provided us with the right to dovitinib. We remain fully committed and primarily focused on our Phase 2 Ovarian Cancer trial involving Stenoparib, driven by the promising data from our ongoing Phase 2 clinical trial set forth in the press release from December 5, 2023. As we disclosed on December 5, 2023, we received encouraging results. Specifically, that of five evaluable patients included in the initial data analysis, one patient experienced a complete response and the other four demonstrated stable disease. As previously disclosed:

•	One patient experienced a complete response (CR) by scan (to be confirmed by second scan) and by decreased levels of CA125 (a biomarker of AOC).
•	One patient experienced stable disease with tumor shrinkage of 19%.
•	One patient experienced stable disease for more than 24 weeks with tumor shrinkage of 11%.
•	Two patients experienced stable disease with tumor shrinkage of 8%.

On January 26, 2024, we received written notice from Novartis indicating their decision to terminate the Agreement based on material breach for lack of financial payment. The termination took effect on January 26, 2024.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Director Resignation

On January 27, 2024, the Chairman of our Board of Directors (the “Board”), received email correspondence from Mr. James G. Cullem tendering his resignation (the “Resignation Email”) as a member of our Board. We accepted Mr. Cullem’s resignation upon receipt of the Resignation Email. At the time of his resignation, Mr. Cullem did not hold any position on any committee of the Board.

In the Resignation Email, Mr. Cullem stated that he was resigning from his position as our director due to acts and omissions by our Chairman of the Board and the other directors that he considered directly injurious to us, our stockholders, and our creditors.

As previously disclosed, on December 8, 2023, Mr. Cullem was terminated as our Chief Executive Officer for “cause” under his employment agreement. In addition, Mr. Cullem was also terminated from all other officer positions with us and all other positions with our subsidiaries. Mr. Cullem has indicated that his termination should be “without cause.” Under Mr. Cullem’s employment agreement, disputes are subject to mediation.

We and our continuing members of the Board disagree with the claims made by Mr. Cullem in the Resignation Email and take exception to Mr. Cullem’s characterizations of facts and his conclusions.

A copy of the Resignation Email is attached hereto as Exhibit 17.1 to this Current Report on Form 8-K (this “Form 8-K”). All descriptions of the contents of the Resignation Email set forth in this Form 8-K are qualified in their entireties by reference to the full text of the Resignation Email.

We have provided Mr. Cullem with a copy of the disclosures we are making in response to this Item 5.02 no later than the date of filing this Form 8-K with the U.S. Securities and Exchange Commission (the “Commission”). We will provide Mr. Cullem with the opportunity to furnish the Company, as promptly as possible, with a letter addressed to us stating whether Mr. Cullem agrees with the statements made by us in response to this Item 5.02 and, if not, stating the respects in which he does not agree. We will file any such letter received from Mr. Cullem with the Commission as an exhibit by amendment to this Form 8-K within two business days after receipt by us.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
17.1	James G. Cullem Resignation Email, dated January 27, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Allarity Therapeutics, Inc.
Date: February 1, 2024
	By:	/s/ Thomas Jensen
Thomas Jensen
Chief Executive Officer

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